Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

June 29, 2000


Gentlemen:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of Banta Corporation (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Reports on Form 11K for the Banta Corporation Incentive Savings Plan and the Banta Hourly 401(k) Plan for the year ended December 31, 1999, because our firm has not yet completed our audits of the financial statements of the Registrant's plans for the year ended December 31, 1999, and is therefore unable to furnish the required opinion on such financial statements. We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25, and agree with the statements made therein as they relate to accounting and auditing matters.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP